Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Andrew Lacko, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Wade Bronson, Director of Investor Relations
(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy Reports December Revenue of $7.5 Billion, Continues Market Share Gains

Company Updates Fiscal 2009 Annual EPS Guidance Range

Monthly Revenue Summary – Fiscal December
(U.S. dollars in billions)

	Fiscal December 2009			Fiscal December 2009	Fiscal December 2008
	Revenue	Revenue Change		Comparable Store Sales Change(1)	Comparable Store Sales Change(1)
Total Company	$7.5	4%		(6.5)%	1.5%
Domestic Segment	$5.9	(1)%		(6.8)%	0.3%
International Segment	$1.6	29	%(2)	(4.2)%	7.6%

(1) Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

(2) Revenue change includes an unfavorable foreign currency exchange rate impact of 16 percentage points. Consistent with prior presentations, results of operations in China and Europe are reported on a two-month lag.

LAS VEGAS, Jan. 9, 2009 – Best Buy Co., Inc. (NYSE: BBY), from the Consumer Electronics Show, today reported that revenue for the fiscal month ended Jan. 3, 2009, rose 4 percent to $7.5 billion, which was in line with company expectations. The revenue for the five-week period compared with $7.3 billion in revenue for the five-week period ended Jan. 5, 2008. Gains from the inclusion of Best Buy Europe’s revenue and the net addition of 194 new stores in the past 12 months were largely offset by a 6.5-percent decline in comparable store sales and the unfavorable impact of fluctuations in foreign currency exchange rates.

In commenting on fiscal December’s revenue results, Brad Anderson, vice chairman and chief executive officer, stated, “While the environment continues to be as challenging as we expected, consumers are being drawn to brands that they trust, and they are responding to our customer-centric model. In this light, we believe the market share gains we’ve been making will be sustained.”

The company’s domestic segment generated $5.9 billion in revenue for fiscal December, which was nearly unchanged compared with last year’s period. The domestic revenue performance included gains from the net addition of 138 new stores in the past 12 months, offset by a comparable store sales decline of 6.8 percent. The comparable store sales decline reflected a decrease in traffic, which was partially offset by an increase in average ticket. The company stated that this year’s December calendar shift did not have a significant impact on domestic comparable store sales.

Brian Dunn, president and chief operating officer of Best Buy, said, “I would like to thank our employees for once again rising to the challenge and delivering extraordinary service. They helped our customers make the most of their entertainment and technology purchases during the busy holiday shopping season.”

The company’s international segment increased its fiscal December revenue by 29 percent to $1.6 billion. International revenue, except for the company’s Canadian operations, is reported on a two-month lag and therefore reflects fiscal October results. The increase was driven primarily by the inclusion of Best Buy Europe’s revenue and the net addition of 56 new stores over the past 12 months (including 25 new store openings in Europe). These gains were partially offset by the impact of unfavorable foreign-currency exchange rates and a comparable stores sales decline of 4.2 percent, with the latter being driven by general weakness in the global economy.

Bob Willett, CEO of International, said, “Despite the uncertain economy, Canada stores and Web sites modestly exceeded our revenue expectations. Our teams delivered superior execution during the important Boxing Week shopping period. The majority of stores had revenue on Boxing Day in excess of $1 million, with many stores significantly surpassing that figure. Revenue in China was modestly below plan, as we saw in the United States during calendar October as well. In Europe, we were satisfied with results, including steady top-line growth. We believe we made further strides in market share in Europe, particularly with prepaid mobile phones.”

December Highlights

•                  The company believes it continued to gain market share during the holiday shopping season, particularly in mobile phones, computing, home theater and music, due to new store openings and its customer centricity strategy.

•                  The domestic segment’s comparable store sales were strongest in categories where the company has recently enhanced its customer experience, including flat-panel TVs, notebook computers, and mobile phones and accessories.

•                  The company’s revenue from its Web sites grew approximately 34 percent for the fiscal month, as more consumers migrated to this purchasing channel.

•                  The company continued to manage its inventory levels aggressively and believes it is on track to finish the fiscal year with domestic inventory levels (in dollars) flat with the prior year-end levels.

U.S. Performance of Flat-Panel TVs, Notebooks and Mobile Phones Remains Strong

	Domestic Revenue Mix Summary		Domestic Comparable Store Sales Change
	Fiscal Month Ended		Fiscal Month Ended
Revenue Category	Jan. 3, 2009	Jan. 5, 2008	Jan. 3, 2009	Jan. 5, 2008
Consumer Electronics	44%	46%	(8.7)%	(4.4)%
Home Office	24%	21%	6.5%	4.1%
Entertainment Software	25%	26%	(12.2)%	7.4%
Appliances	3%	3%	(24.5)%	(3.4)%
Services	4%	4%	(0.5)%	(2.1)%
Other	<1%	<1%	n.a.	n.a.
Total	100%	100%	(6.8)%	0.3%

The home office revenue category, which accounted for 24 percent of fiscal December domestic revenue, posted a comparable store sales gain of 6.5 percent. This growth was driven primarily by very strong double-digit comparable store sales growth in mobile phones and accessories. Total connections increased by the solid double digits. In the prior year’s period, only 181 U.S. Best Buy stores offered the Best Buy Mobile experience, which is now available at all U.S. Best Buy stores. Notebook computers experienced low double-digit comparable store sales growth due to the company’s broad assortments and the availability of services.

The services revenue category, which comprised 4 percent of fiscal December domestic revenue, posted a 0.5-percent comparable store sales decrease for the month.

Consumer electronics, which represented 44 percent of fiscal December domestic revenue, posted an 8.7-percent comparable store sales decline. The total television category posted a high single-digit comparable store sales gain, while flat-panel TVs showed low double-digit comparable store sale increases on even stronger unit growth. The strength in televisions was more than offset by comparable store sales declines in digital cameras and MP3 players, which experienced a reduction in consumer demand during the month. In addition, GPS products had significant declines in average selling prices, which more than offset strong double-digit unit increases.

The entertainment software revenue category, which comprised 25 percent of fiscal December domestic revenue, experienced a comparable store sales decline of 12.2 percent. Music and movies experienced double-digit comparable store sales declines. Video gaming comparable store sales declined by the mid single digits, primarily due to a shift toward software and reduced sales of large-ticket consoles, as well as comparisons with strong results in the prior year’s period.

The appliances revenue category, which accounted for 3 percent of fiscal December domestic revenue, declined by 24.5 percent on a comparable store sales basis. The decline was driven primarily by continued weakness in purchases of major appliances.

Year-to-Date Revenue Rises 12 Percent

For the first 10 months of fiscal 2009, Best Buy reported revenue of $37.8 billion, an increase of 12 percent compared with the same period last year. The revenue growth reflected the acquisition of Best Buy Europe and gains from new store openings since the prior year period, which was partially offset by a 0.9 percent comparable store sales decline. The comparable store sales decline for the 10-month period included a 1.1-percent decline for the company’s domestic segment and a 0.2-percent gain for the company’s international segment.

Company Updates Fiscal 2009 Annual EPS Guidance Range

Best Buy updated its guidance for fiscal 2009 annual earnings per diluted share to a range of $2.50 to $2.70, which excludes the $111 million investment impairment charge taken during the fiscal third quarter, expenses related to its voluntary separation program and any other restructuring charges to streamline operations in preparation for a challenging fiscal 2010 environment. This new earnings guidance represents a narrowing of the prior range of $2.30 to $2.90 per diluted share. The guidance assumes a comparable store sales decline of 2 percent to 3 percent for fiscal 2009.

In mid-December, the company announced a voluntary separation package available to nearly all corporate employees in order to reduce future non-customer facing expenses. Based on the number of employees who accepted the offer, the company expects to recognize in its fiscal fourth quarter a charge of approximately $60 million for this voluntary program, as reported on Jan. 8 in an

SEC filing. This estimate was limited to the cost of the voluntary separation package and excludes other restructuring activities, such as the cost of future involuntary workforce reductions, if any.

Commenting on the updated earnings range, Jim Muehlbauer, executive vice president and chief financial officer, said, “Given the expected volatility in consumer spending over the holiday shopping season, we prepared plans that reflected a wide range of potential outcomes. Our employees did an outstanding job of execution and truly focused on solving customers’ problems. They delivered revenue results for December that both were in line with our expected range, and reflected strong market share gains. December revenue trends improved as the month progressed, and we were pleased with the effectiveness with which we managed our promotions. While we have limited visibility to consumer spending patterns in the post-holiday period, we feel confident in narrowing the range of our annual EPS guidance, given the proportion of the year that is behind us.”

On March 26, 2009, the company expects to report fiscal fourth-quarter earnings and to provide its initial earnings guidance for fiscal 2010.

Best Buy’s financial results and other news releases can be found on the Internet at the company’s Web site, www.BestBuy.com by clicking on the “For Our Investors” link, or accessed via Business Wire’s Web site at www.businesswire.com.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements  include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other filings made from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 30, 2008. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe and China, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $40 billion annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek Squad, Jiangsu Five Star, Magnolia Audio Video, Napster, Pacific Sales Kitchen, Bath and Electronic Centers, The Phone House and Speakeasy. Approximately 165,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2008, we donated a combined $31.8 million to improve the vitality of the communities where our employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

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